                                  EXHIBIT 12.1
                       STATEMENT OF COMPUTATION OF RATIOS


                                                                                 Years Ended
                                  Nine months ended                              -----------
                                 September 30, 2002       2001         2000          1999          1998          1997
                                 ------------------    --------      --------      --------      --------      --------
FIXED CHARGES
  Interest expense                   $    679          $     31      $     33      $     34      $     42      $     45
  Portion of rental expense
    deemed to represent interest          914             3,079         3,537           990         1,100         1,080
                                     --------          --------      --------      --------      --------      --------
Total fixed charges                  $  1,593          $  3,110      $  3,570      $  1,024      $  1,142      $  1,125
                                     ========          ========      ========      ========      ========      ========

EARNINGS BEFORE FIXED CHARGES
  Earnings from continuing
    operations before income tax     $(49,643)         $(41,638)     $ 46,327      $  7,434      $(34,199)     $(12,988)
  Fixed charges                         1,593             3,110         3,570         1,024         1,142         1,125
                                     --------          --------      --------      --------      --------      --------
Total earnings before fixed charges  $(48,050)         $(38,528)     $ 49,897      $  8,458      $(33,057)     $(11,873)
                                     ========          ========      ========      ========      ========      ========

RATIO OF EARNINGS TO FIXED CHARGES         (1)               (1)          14x          8.3x            (1)           (1)
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    The ratio of earnings to fixed charges represents the number of times "fixed charges" are covered by "earnings." "Fixed charges" consist of interest expense, including amortization of debt issuance costs, and the portion of rental expense deemed to represent interest. "Earnings" consist of income from continuing operations before income taxes plus fixed charges.

    (1)We would have had to generate additional earnings for the nine months ended September 30, 2002 and the years ended December 30, 2001, 1998 and
       1997 of $49.6 million, $41.6 million $34.2 million and $13.0 million respectively to achieve a ratio of 1:1.